EXHIBIT 10.31

AMENDMENT TO
KEY MANAGEMENT SEVERANCE AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of this 16th day of April, 2015 by and between Owens Corning, a Delaware corporation and its subsidiaries, (the “Company”), and Michael H. Thaman (the “Executive”), as an amendment to the Key Management Severance Agreement between the Company and the Executive (the “Agreement”) dated February 20, 2006 and subsequently amended as of December 31, 2010.

WHEREAS, the Company and Executive have entered into the Agreement to establish the compensation payable to Executive upon Executive’s separation from service; and

WHEREAS, the Company and Executive desire to amend the Agreement to ensure it remains consistent with evolving market practices;

NOW, THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended, as follows:

Paragraph 9 of the Agreement is hereby amended to read as follows:

“Notwithstanding the foregoing, if the payments provided under or pursuant to this Agreement, together with all payments provided under or pursuant to any other plan, agreement or arrangement (the “Total Payments”), are determined by the Company, with the assistance of a nationally recognized accounting firm acceptable to Executive, to be “parachute payments” under Section 280G(b)(2) of the Code, then the Total Payments shall be automatically reduced to an amount equal to $1.00 less than three times (3x) Executive’s “base amount” (as defined in Section 280G(3) of the Code) (the “Reduced Amount”); provided, however, that such reduction shall not apply if the sum of (A) the Total Payments less (B) the amount of excise tax payable by Executive under Section 4999 of the Code with respect to the Total Payments, is greater than the Reduced Amount. Any such reduction shall occur in the following order: (i) by eliminating the acceleration of vesting of any stock options for which the exercise price exceeds the fair market value (and if there is more than one option award so outstanding, then the acceleration of the vesting of the most “under water” option shall be reduced first, and so-on); (ii) by reducing any cash payments that are not subject to Section 409A of the Code (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first); (iii) by reducing any benefit continuation payments (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first); (iv) by reducing any cash payments that are subject to Section 409A of the Code (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first); (v) by reducing the payments of any restricted stock, restricted stock units, performance awards or similar equity-based awards that have been awarded to Executive by the Company that are subject to performance-based vesting (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last); (vi) by reducing the payments of any restricted stock, restricted stock units or similar equity-based awards that have been awarded to Executive by the Company that are subject to time-based vesting (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most-recently awarded reduced first and the oldest award reduced last); and (vii) by reducing the acceleration of vesting of any stock options that are not described in clause (i), above.

IN WITNESS WHEREOF, the Company and Executive execute this Amendment as their free act and deed.

OWENS CORNING                    EXECUTIVE

By:         /s/ Daniel P. Lynch            By:         /s/ Michael H. Thaman
    Daniel P. Lynch                     Michael H. Thaman